Exhibit 99 (a)(1)(A)

OFFER LETTER

TO ALL HOLDERS OF WARRANTS

TO PURCHASE SHARES OF

CHINA CERAMICS CO., LTD.

JULY 27, 2010

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON AUGUST 24, 2010, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL TO ALL HOLDERS OF WARRANTS, INCLUDING WARRANTS HELD AS PART OF UNITS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF WARRANTS RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION.

China Ceramics Co., Ltd. (the “Company” or “China Ceramics”), successor to China Holdings Acquisition Corp. (“CHAC”), is making an offer, upon the terms and conditions in this Offer Letter and related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s outstanding warrants (the “Warrants”), including warrants held as part of Units, as such term is defined below, to purchase an aggregate of 14,553,949 of the Company’s shares, par value $0.001 per share (the “Shares”), to receive one Share in exchange for every four Warrants tendered by the holders of Warrants. The ratio of the exchange was selected by the Company in order to provide the holders of the Warrants with an incentive to exchange the Warrants.  The Warrants consist of publicly traded warrants to purchase an aggregate of 11,803,949 Shares that were issued in the Company’s initial public offering (the “Public Warrants”) and warrants to purchase an aggregate of 2,750,000 Shares that were issued at a purchase price of $1.00 per Warrant in a private placement that closed simultaneously with the initial public offering (the “Private Warrants”). The “Offer Period” is the period commencing on July 27, 2010 and ending at 5:00 p.m., Eastern Time, on August 24, 2010, or such later date to which the Company may extend the Offer (the “Expiration Date”).

The Shares and Public Warrants are traded on the OTC Bulletin Board, or OTCBB, under the symbols CCLTF and CCLWF, respectively. On July 23, 2010, the last reported sale prices of such securities were $6.50 and $0.92, respectively. The Company also has a current trading market for its units (“Units”). One Unit consists of one Share and one Public Warrant. The Units trade on the OTCBB, under the symbol CCLUF, but no Units have traded since April 21, 2010.

The Offer is to permit holders of Warrants to tender four Warrants in exchange for one Share. A holder may tender as few or as many Warrants as the holder elects. The Company will not issue fractional Shares in the Offer. Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Shares on the OTCBB on the last trading day before the Expiration Date. Holders may also be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant, if a registration statement with respect to the Shares underlying the Warrants is declared effective.  A registration statement with respect to the Shares underlying the Warrants has been filed with the Securities and Exchange Commission (File No. 333-164784), but it has not yet been declared effective.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you are entitled to exercise your Warrants on a cash basis in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Shares involves a high degree of risk. See Section 12 of this Offer Letter for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer will commence on July 27, 2010 (the date the materials relating to the Offer are first sent to the holders) and end on the Expiration Date.

All of the currently outstanding Warrants are subject to the Offer, including those Warrants that are a part of outstanding Units. If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer. For specific instructions regarding separation of Units, please see the Client Letter, which includes an instruction form for your completion which provides a box to check to request separation of the Units.

A detailed discussion of the Offer is contained in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR DEPOSITARY OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

IMPORTANT PROCEDURES

If you want to tender some or all of your Warrants, you must do one of the following before the Offer expires:

•
if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which can typically be done electronically;

•
if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for the Offer (“Continental” or the “Depositary”); or

•
if you are an institution participating in The Depository Trust Company, called the “book-entry transfer facility” in this Offer Letter, tender your Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Warrants, but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

You may tender Warrants held as part of a Unit in the Offer.  If any or all of your Warrants are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Warrant.  For specific instructions regarding separation of Units, please see the Client Letter, which includes an instruction form for your completion which provides a box to check to request separation of the Units.

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

THE COMPANY WILL NOT ISSUE FRACTIONAL SHARES IN THE OFFER AND WILL PAY A CASH ADJUSTMENT FOR ANY FRACTIONAL SHARE BASED UPON THE LAST SALE PRICE OF OUR SHARES ON THE OTCBB ON THE LAST TRADING DAY BEFORE THE EXPIRATION DATE.

If you have any questions or need assistance, you should contact Advantage Proxy, the Information Agent for the Offer (“Advantage” or the “Information Agent”). You may request additional copies of this Offer Letter, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent. Advantage may be reached at:

Advantage Proxy
24925 13th Place South
Des Moines, WA 98198
Toll Free: 877-870-8565
Main Phone: 206-870-8565
You may also email your requests to ksmith@advantageproxy.com

The address of the Depositary is:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004

TABLE OF CONTENTS

PAGE
SECTION

SUMMARY

THE OFFER

1.	GENERAL TERMS

2.	PROCEDURE FOR TENDERING WARRANTS

3.	WITHDRAWAL RIGHTS

4.	ACCEPTANCE OF WARRANTS AND ISSUANCE OF SHARES

5.	BACKGROUND AND PURPOSE OF THE OFFER

6.	PRICE RANGE OF SHARES, WARRANTS AND UNITS

7.	SOURCE AND AMOUNT OF FUNDS

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

9.	FINANCIAL INFORMATION REGARDING THE COMPANY

10.	TERMINATION; AMENDMENTS; CONDITIONS

11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

12.	RISK FACTORS; FORWARD-LOOKING STATEMENTS

13.	ADDITIONAL INFORMATION; MISCELLANEOUS

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” “China Ceramics” or the “Company” refer to China Ceramics Co., Ltd. An investment in our Shares involves risks. You should carefully consider the information provided under the heading “Risk Factors” beginning on page 15.

SUMMARY

The Company
China Ceramics Co., Ltd., a British Virgin Islands business company, with principal executive offices at Junbing Industrial Zone, Anhai, Jinjiang City, Fujian Province, People’s Republic of China. Its telephone number is +86 595 8576 5051.

The Warrants
As of July 23, 2010, the Company had 11,803,949 Public Warrants and 2,750,000 Private Warrants outstanding. The Warrants are exercisable for an aggregate of 14,553,949 Shares. Each Warrant is exercisable for one Share at an exercise price of $7.50. By their terms, the Warrants will expire on November 16, 2012, unless sooner redeemed by the Company, as permitted under the Warrants.

Market Price of the Shares, Public Warrants and Units
The Shares and Public Warrants are quoted on the OTCBB under the symbols CCLTF and CCLWF, respectively.   The units have been quoted on the OTCBB since December 20, 2009.  Prior to December 20, 2009, China Ceramics’ shares, warrants and units were traded on NYSE Amex, under the symbols “HOL,” “HOL.WS” and “HOL.U,” respectively.  CHAC’s units commenced trading on NYSE Amex on November 16, 2007.  CHAC’s shares and warrants commenced separate trading from its units on December 17, 2007.  On July 23, 2010, the last reported sale prices of the Shares and Warrants were $6.50 and $0.92, respectively.  The Units also trade on the OTCBB under the symbol CCLUF, but no Units have traded since April 21, 2010.

The Offer
Until the Expiration Date, holders can tender four Warrants in exchange for one Share. A holder may tender as few or as many Warrants as the holder elects. The Company will not issue fractional Shares in the Offer.  Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Shares on the OTCBB on the last trading day before the Expiration Date.  Holders may also be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant, if a registration statement with respect to the Shares underlying the Warrants is declared effective.  See Section 1, “General Terms.”

Reasons for the Offer
The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants.  See Section 5.C., “Background and Purpose of the Offer—Purpose of the Offer.”

Expiration Date of Offer
5:00 p.m., Eastern Time, on August 24, 2010, or such date on which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein.  See Section 10, “Extensions; Amendments; Conditions; Termination.”

Withdrawal Rights
If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date, as described in greater detail in Section 3 herein.  See Section 3, “Withdrawal Rights.”

Participation by Officers and Directors
Each of Paul Kelly, our director and non-executive chairman, and Cheng Yan Davis, our director, has entered into a Warrant Holder Lock-Up Agreement, pursuant to which they have agreed to tender all Warrants held by them in the Offer.  See Section 5.D., “Background and Purpose of the Offer—Interests of Directors and Officers.”

Conditions of the Offer	The conditions of the Offer are:

(A)
no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;

(B)
there shall not have occurred:
•      any general suspension of or limitation on trading in securities on the OTCBB market, whether or not mandatory,
•      a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,
•      a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or
•      in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(C)	40% of the Warrants being tendered in the Offer; and

(D)	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.  See Section 10, “Extensions; Amendments; Conditions; Termination.” Pursuant to the Warrant Holder Lock-up Agreement, holders of Warrants representing approximately 49.5% of the Warrants have already agreed to tender the Warrants held by them. See Section 8, “Transactions and Agreements Concerning the Company’s Securities—Warrant Holder Lock-Up Agreements.”

Fractional Shares
The Company will not issue fractional Shares in the Offer.  Instead, we will only issue whole Shares and will pay a cash adjustment for any fractional share based upon the last sale price of our Shares on the OTCBB on the last trading day before the Expiration Date.  See Section 1.B., “General Terms—Partial Tender Permitted.”

Board of Directors’ Recommendation
Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees, nor the Depositary or the Information Agent makes any recommendation as to whether to tender Warrants. You must make your own decision as to whether to tender some or all of your Warrants.  See Section 1C., “General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Warrants
To tender your Warrants, you must complete the actions described herein under Section 2 before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is Advantage Proxy, 24925 13th Place South, Des Moines, WA 98198.  Warrant holders and banks and brokerage firms, please call toll free 877-870-8565 or 206-877-8565.  You may also email your questions and requests to ksmith@advantageproxy.com.  See Section 2, “Procedure for Tendering Warrants.”

Warrant Holder Lock-Up Agreements
In connection with the Offer, Taylor International Fund, Ltd., Greenstone Value Opportunity Fund, Bradley Radoff, Clear Harbor Asset Management, LLC, Perry J. Radoff, PC Profit Sharing Plan, Chardan SPAC Asset Management, Steven M. Oliveira 1998 Charitable Remainder Unitrust, Steven M. Oliveira Roth IRA, Xiao Feng, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Cheng Yan Davis, the Company’s director and Paul K. Kelly, the Company’s director and non-executive chairman (collectively, the “Locked-Up Warrant Holders”) each entered into a Lock-Up Agreement pursuant to which 100% of the Warrants of the Company beneficially owned by them or, in the case of Clear Harbor Asset Management, LLC, held in a discretionary account by it, are locked-up until the earliest of (i) consummation or earlier termination by the Company of the Offer, (ii) the date that is ten business days after the date of the Lock-Up Agreement, if the Company has not launched the Offer by such date, (iii) the date that is 90 calendar days after the date of the Lock-Up Agreement, if the Offer has not been consummated by such date, (iv) the filing of any voluntary or involuntary bankruptcy or other insolvency case or proceeding involving the Company or any of its subsidiaries or (v) the commencement of a proceeding by any court or regulatory authority having jurisdiction over the Company seeking to enjoin, restrict, modify or prohibit the Offer.  Each of the Locked-Up Warrant Holders has agreed to tender their Warrants upon the commencement of the Offer.  The Warrants held by the Locked-Up Warrant Holders represent an aggregate of approximately 49.5% of the outstanding Warrants.  See Section 8, “Transactions and Agreements Concerning the Company’s Securities—Warrant Holder Lock-Up Agreements.”

Further Information
Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials, in writing, to the Information Agent: Advantage Proxy, 24925 13th Place South, Des Moines, WA 98198.  Warrant holders and banks and brokerage firms, please call toll free 877-870-8565 or 206-877-8565.  You may also email your questions and requests to ksmith@advantageproxy.com.  See Section 13, “Additional Information; Miscellaneous.”

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, the Company strongly encourages you to read this Offer Letter in its entirety and review the documents referred to in Sections 8, 9, 12 and 13.

1.	GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer to the holders of Warrants to tender Warrants in exchange for Shares. For every four Warrants tendered, the holder will receive one Share. A holder may tender as few or as many Warrants as the holder elects. The Company will not issue fractional Shares in the Offer. Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Shares on the OTCBB on the last trading day before the Expiration Date.  Holders may also be entitled to exercise their Warrants on a cash basis during the Offer Period in accordance with the terms of the Warrant, if a registration statement with respect to the Shares underlying the Warrants is declared effective.  A registration statement with respect to the Shares underlying the Warrants has been filed with the Securities and Exchange Commission (File No. 333-164784), but it has not yet been declared effective.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

The Offer is subject to the tender of at least 40% of the Warrants.

The Offer is made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

If you tender Warrants into the Offer, you will receive unlegended Shares, which shall be freely tradable by non-affiliates of the Company.

A.	Period of Offer

The Offer will only be open for a period beginning on July 27, 2010 and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

B.	Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. The Company will not issue fractional Shares in the Offer.  Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Shares on the OTCBB on the last trading day before the Expiration Date.

HOLDERS MAY ALSO BE ENTITLED TO EXERCISE THEIR WARRANTS ON A CASH BASIS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANT IF A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES UNDERLYING THE WARRANTS IS DECLARED EFFECTIVE.

C.	Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

D.	Extensions of the Offer

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

2.	PROCEDURE FOR TENDERING WARRANTS

A.	Proper Tender of Warrants

To tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants tendered; and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are tendered by a registered holder of the Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.

A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Warrants at The Depository Trust Company (“DTC”) for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary.  The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

WARRANTS HELD IN STREET NAME. If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.

Unless the Warrants being tendered are delivered to the Depositary by 5:00 p.m., Eastern Time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Issuance of Shares upon tender of Warrants will be made only against the valid tender of Warrants.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants, if all the following conditions are met:

(A)	the tender is made by or through an Eligible Institution;

(B)
the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(C)	the Depositary receives, within three OTCBB trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1) the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above, and

(2)
a properly completed and duly executed Letter of Transmittal (or copy thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the issuance of Shares for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

SEPARATION OF UNITS. You may tender Warrants held as part of a Unit in the Offer.  If any or all of your Warrants are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Warrant. For specific instructions regarding separation of Units, please see the Client Letter, which includes an instruction form for your completion which provides a box to check to request separation of the Units.

B.	Conditions of the Offer

The conditions of the Offer are:

(A)
there shall not have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants under the Offer or otherwise relates in any manner to the Offer;

(B)
there shall not have occurred:
•      any general suspension of or limitation on trading in securities on the OTCBB market, whether or not mandatory,
•      a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,
•      a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or
•      in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(C)	40% of the Warrants being tendered in the Offer; and
(D)	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.  Pursuant to the Warrant Holder Lock-up Agreement, holders of Warrants representing approximately 49.5% of the Warrants have already agreed to tender the Warrants held by them.  In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder and the Warrants will remain subject to their original terms and will expire on November 16, 2012.

C.	Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The tender of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

D.	Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the U.S. must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.	WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn, if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (i) withdrawing its acceptance through the WARR PTS function, or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.  You may combine withdrawn Warrants and Shares back into Units by sending a letter of instruction to your broker requesting the combination.  The broker will then instruct the Company’s transfer agent to process the combination.

4.	ACCEPTANCE OF WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, the Company will accept for exchange Warrants validly tendered as of the Expiration Date. The Shares to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed copy thereof and the surrender of Warrants being tendered.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Warrant holder of its non-acceptance prior to the Expiration Date.

If you tender Warrants into the Offer, you will receive unlegended Shares, which shall be freely tradable by non-affiliates of the Company.

5.	BACKGROUND AND PURPOSE OF THE OFFER

A.	Information Concerning China Ceramics Co., Ltd.

China Ceramics is a holding company whose primary business operations are conducted through its wholly owned subsidiaries, Success Winner Limited (“Success Winner”) and Jinjiang Hengda Ceramics Co., Ltd. (“Hengda”).

China Ceramics’ predecessor, CHAC, was incorporated in Delaware on June 22, 2007 as a blank check company for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that had its principal operations in Asia, with a focus on potential acquisition targets in the PRC.

On November 20, 2009, pursuant to the Merger and Stock Purchase Agreement dated as of August 19, 2009 (the “Acquisition Agreement”), CHAC merged with and into China Ceramics, its wholly owned British Virgin Islands subsidiary, and, immediately thereafter, China Ceramics acquired all of the outstanding securities of Success Winner from Wong Kung Tok, resulting in Success Winner becoming a wholly owned subsidiary of China Ceramics (the “Acquisition”).

Prior to the acquisition of Success Winner, neither CHAC nor China Ceramics had an operating business.

Success Winner was incorporated as a company with limited liability under the laws of the British Virgin Islands on May 29, 2009 as the holding company for its business operations in China. Success Winner has one operating subsidiary in China: Hengda. Success Winner holds 100% of the interests in Hengda’s parent, Stand Best Creation Limited, which owns a 100% interest in Hengda.

Hengda was incorporated as a company with limited liability under the laws of the PRC on September 30, 1993.

Hengda is principally engaged in the manufacture and sale of ceramic tiles used for exterior siding and for interior flooring and design in residential and commercial buildings.

China Ceramics’ principal executive office is located at Junbing Industrial Zone, Anhai, Jinjiang City, Fujian Province, People’s Republic of China. Its telephone number is +86 595 8576 5051.

B.	Establishment of Offer Terms; Approval of the Offer

The Company’s Board of Directors met on June 30, 2010 to approve the general terms of the Offer and set the final terms of the Offer, including the exchange ratio.   The Board set the exchange ratio in order to provide the holders of the Warrants with an incentive to exchange the Warrants.

C.	Purpose of the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. The Company’s Board of Directors believes that by allowing holders of Warrants to exchange four Warrants for one Share, the Company can potentially reduce the substantial number of Common Shares that would be issuable upon conversion of the Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure. In addition, the Company’s Board of Directors believes that by reducing the number of Warrants outstanding, the Company can reduce some of the dilution that stockholders will experience upon conversion of the Warrants. For example, if 50% of the Warrants were validly tendered in the Offer, the Company would issue 1,819,243 Shares in exchange for such tendered Warrants. However, if 50% of the Warrants were exercised for Shares pursuant to the terms of the Warrants, the Company would issue 7,276,974 Shares in such conversion.  The Offer is not made pursuant to a plan to periodically increase a securityholder’s proportionate interest in the assets or earnings and profits of the Company.

The Warrants acquired pursuant to the exchange will be retired.

D.	Interests of Directors and Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Jinjiang Hengda Ceramics Co., Ltd., Junbing Industrial Zone, Anhai, Jinjiang City, Fujian Province, PRC, and the telephone number for each such person is +86 (595) 8576 5051.

Name	Position
Huang Jia Dong	Director and Chief Executive Officer
Su Pei Zhi	Director and Sales Deputy General Manager
Paul K. Kelly	Director and Non-Executive Chairman
Cheng Yan Davis	Director
Hen Man Edmund	Chief Financial Officer
Ding Wei Dong	Director
Bill Stulginsky	Director
Su Wei Feng	Director and Corporate Secretary

The Company does not beneficially own any Warrants. Each of Paul Kelly, our director and non-executive chairman, and Cheng Yan Davis, our director, has entered into a Warrant Holder Lock-Up Agreement, pursuant to which they have agreed to tender all Warrants held by them in the Offer.

Except as set forth below in Section 8 hereunder, there are no present plans or proposals by the Company that relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (b) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (c) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (d) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (e) any other material change in the Company’s corporate structure or business; (f) changes in the Company’s Memorandum and Articles of Association or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (g) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (h) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the Exchange Act. The exchange of Warrants pursuant to the Offer will result in the acquisition by each exchanging holder of one Share for every four Warrants exchanged.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES OR ITS INFORMATION AGENT MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER ANY WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

6.	PRICE RANGE OF SHARES, WARRANTS AND UNITS

The Shares and Public Warrants are listed on the OTCBB under the symbols CCLTF and CCLWF, respectively.   The units have been quoted on the OTCBB since December 20, 2009.  Prior to December 20, 2009, China Ceramics’ shares, warrants and units were traded on NYSE Amex, under the symbols “HOL,” “HOL.WS” and “HOL.U,” respectively.  CHAC’s units commenced trading on NYSE Amex on November 16, 2007.  CHAC’s shares and warrants commenced separate trading from its units on December 17, 2007.  On July 23, 2010, the last reported sale prices of the Shares and Warrants were $6.50 and $0.92, respectively.  The Units also trade on the OTCBB under the symbol CCLUF, but no Units have traded since April 21, 2010.

The Company recommends that holders obtain current market quotations for the Shares, Public Warrants and Units, among other factors, before deciding whether or not to tender their Warrants.

The following table shows, the high and low sale prices of the Shares, Public Warrants and Units for the indicated periods:

	Units				Shares		Warrants
	High		Low		High	Low	High	Low

Third Quarter of 2010 (through July 23, 2010)	$	n/a	$	n/a	$7.00	$5.90	$1.01	$0.82

Second Quarter of 2010	$	n/a	$	n/a	$9.20	$5.91	$1.65	$0.75

First Quarter of 2010	$	n/a	$	n/a	$9.95	$5.50	$1.80	$0.60

Fourth Quarter of 2009		$11.50		$7.80	$10.01	$7.00	$3.00	$0.12

Third Quarter of 2009		$10.15		$9.56	$9.75	$9.52	$0.50	$0.07

Second Quarter of 2009		$9.65		$9.20	$9.58	$9.29	$0.14	$0.03

First Quarter of 2009		$9.50		$8.21	$9.34	$8.83	$0.19	$0.02

Fourth Quarter of 2008		$8.96		$6.00	$9.00	$8.20	$0.29	$0.01

Third Quarter of 2008		$11.65		$8.00	$9.40	$8.70	$0.78	$0.18

7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Warrants for Shares, there is no source of funds or other cash consideration being paid by the Company to those tendering Warrants. We will use our existing funds to pay expenses associated with the Offer, including cash paid in lieu of fractional shares for partial Warrants tendered in the Offer, which are estimated to be approximately $75,000.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Other than as set forth below and as set forth in the Company’s Memorandum and Articles of Association, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Warrants.

Voting Agreement

As a condition to the closing of the Acquisition, CHAC, China Ceramics, Hengda, Mr. Wong Kung Tok and certain shareholders of CHAC entered into a Voting Agreement to set forth their agreements and understandings with respect to how shares of CHAC’s common stock held by them will be voted on in connection with, and following, the Acquisition. The parties agreed to vote their shares of CHAC common stock as necessary to ensure that the size of the Board of Directors of China Ceramics after the consummation of the Acquisition will be five members until April 30, 2012. The parties also agreed to vote their shares of CHAC common stock to ensure the election of two members of the Board of Directors of China Ceramics designated by CHAC, who shall initially be Paul Kelly and Cheng Davis, and three members designated by Mr. Wong, of which one designee shall qualify as an independent director pursuant to the rules of any stock exchange on which China Ceramics may be listed.

Registration Rights Agreement

Pursuant to a registration rights agreement between CHAC and CHAC’s founders and special advisors, CHAC’s founders and special advisors are entitled to certain registration rights. Specifically, (i) the Private Warrants and the underlying Shares, are entitled to certain registration rights commencing 90 days after the consummation of a business combination; and (ii) the shareholders who received Shares in connection with the Acquisition are entitled to certain registration rights. We are only required to use our best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, only to use our best efforts to maintain the effectiveness of the registration statement. The holders of warrants do not have the rights or privileges of holders of our Shares or any voting rights until such holders exercise their respective warrants and receive Shares. Permitted transferees that receive any of the above described securities from our founders will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.

Earn-Out Escrow Agreement

As a condition to the closing of Acquisition, CHAC, China Ceramics, Mr. Wong and the Escrow Agent identified in the Escrow Agreement entered into an Escrow Agreement with respect to 8,185,763 Shares (the “Contingent Shares”). If any of the specified performance thresholds for 2009, 2010 and 2011 are achieved, CHAC and one of the nominees of CHAC to the Board of Directors of China Ceramics following the Acquisition shall provide written notice to the Escrow Agent after the date China Ceramics’ audited financial statements for the corresponding fiscal year are filed with the Securities and Exchange Commission pursuant to the reporting requirements of the Securities Exchange Act of 1934, directing the Escrow Agent to release the number of Contingent Shares specified in such notice.  On May 26, 2010, in accordance with the terms of the Escrow Agreement, the Company released 1,214,127 Contingent Shares from escrow to Mr. Wong.  The remaining shares remain in escrow.

Indemnity Escrow Agreement

As a condition to the closing of the Acquisition, CHAC, China Ceramics, Mr. Wong the Escrow Agent identified in the Escrow Agreement will enter into an Escrow Agreement with respect to 574,000 shares of common stock of CHAC (the “Escrow Shares”). In the event that CHAC or China Ceramics is entitled to indemnification from the Seller, Hengda or Success Winner under the terms of Article XI of the Acquisition Agreement, one of the nominees of CHAC to the Board of Directors of China Ceramics following the consummation of the transactions contemplated by the Acquisition Agreement shall provide a notice to Escrow Agent of such claim against the Escrow Shares, stating in reasonable detail a description of the facts upon which such claim is based and a reference to the provisions of the Acquisition Agreement in respect of which such claim shall have occurred. Escrow Agent shall mail a copy of such claim notice to the Seller and unless the Escrow Agent receives a timely objection notice from the Seller, Escrow Agent shall disburse the amount of escrow shares specified in the notice of the claim as directed in such notice of claim.

Acquisition Lock-Up Agreements

As a condition to the Acquisition, Mr. Wong and each other person receiving China Ceramics ordinary shares as contemplated by the Acquisition Agreement each entered into a Lock-Up Agreement pursuant to which 100% of the China Ceramics shares beneficially owned by such person are locked-up for a period of twelve (12) months following the Acquisition. Notwithstanding anything to the contrary contained in the Lock-Up Agreement, certain parties to the Lock-Up Agreement may sell and/or transfer up to 655,000 of the lock-up shares after a period of 6 months from the closing date of the Acquisition without regard to the restrictions contained in the Lock-up Agreement, subject to compliance with applicable laws.

Warrant Holder Lock-Up Agreements

In connection with the Offer, Taylor International Fund, Ltd., Greenstone Value Opportunity Fund, Bradley Radoff, Clear Harbor Asset Management, LLC, Perry J. Radoff, PC Profit Sharing Plan, Chardan SPAC Asset Management, Steven M. Oliveira 1998 Charitable Remainder Unitrust, Steven M. Oliveira Roth IRA, Xiao Feng, James D. Dunning, Jr., Alan G. Hassenfeld, Gregory E. Smith, Cheng Yan Davis, the Company’s director and Paul K. Kelly, the Company’s director and non-executive chairman. (collectively, the “Locked-Up Warrant Holders”) each entered into a Lock-Up Agreement pursuant to which 100% of the Warrants of the Company beneficially owned by them or, in the case of Clear Harbor Asset Management, LLC, held in a discretionary account by it, are locked-up until the earliest of (i) consummation or earlier termination by the Company of the Offer, (ii) the date that is ten business days after the date of the Lock-Up Agreement, if the Company has not launched the Offer by such date, (iii) the date that is 90 calendar days after the date of the Lock-Up Agreement, if the Offer has not been consummated by such date, (iv) the filing of any voluntary or involuntary bankruptcy or other insolvency case or proceeding involving the Company or any of its subsidiaries or (v) the commencement of a proceeding by any court or regulatory authority having jurisdiction over the Company seeking to enjoin, restrict, modify or prohibit the Offer.  Each of the Locked-Up Warrant Holders has agreed to tender their Warrants upon the commencement of the Offer. The Warrants held by the Locked-Up Warrant Holders represent an aggregate of approximately 49.5% of the outstanding Warrants.

Other Agreements

In connection with its initial public offering and the appointment of a warrant agent for the Public Warrants, the Company entered into a Warrant Agreement with Continental. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Public Warrants.

The Company has retained Continental to act as the Depositary and Advantage to act as the Information Agent. The Company may contact warrant holders by mail, telephone, facsimile, or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant holders to forward material relating to the offer to beneficial owners. Continental and Advantage will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9.	FINANCIAL INFORMATION REGARDING THE COMPANY

The Company incorporates by reference (i) its financial statements that were filed with its Annual Report on Form 20-F filed with the Securities and Exchange Commission on May 17, 2010 and (ii) its financial results for the first quarter ended March 31, 2010, that were filed as an exhibit to the Company’s Form 6-K filed with the Securities and Exchange Commission on June 1, 2010.

10.	EXTENSIONS; AMENDMENTS; CONDITIONS; TERMINATION

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer Letter or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.

The minimum period during which an Offer must remain open following any material change in the terms of the Offer or information concerning the Offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The conditions of the Offer are:

(A)
no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the exchange of Warrants for Common Shares under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the exchange of Warrants for Shares under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the exchange of Warrants for Shares under the Offer;

(B)
there shall not have occurred:
•      any general suspension of or limitation on trading in securities on the OTCBB, whether or not mandatory,
•      a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,
•      a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or
•      in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(C)	40% of the Warrants being tendered in the Offer; and
(D)	there shall not have been any commission or other remuneration paid by us with respect to the solicitation of Warrant holders in connection with the Offer.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.  In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer shall be returned to such Warrant holder and the Warrants will remain subject to their original terms and will expire on November 16, 2012. Pursuant to the Warrant Holder Lock-Up Agreement Warrants held by the Locked-Up Warrant Holders represent an aggregate of approximately 49.5% of the outstanding Warrants.

11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to holders that own and hold Warrants as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that exchange Warrants for Shares pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our Shares; holders that hold Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their Warrants as compensation for the performance of services; or holders that are not U.S. persons for U.S. federal income tax purposes. This summary assumes that the Company has not been treated as a passive foreign investment company for U.S. federal income tax purposes. Moreover, this summary does not address any state, local or foreign income or other tax consequences of the exchange of Warrants for Shares pursuant to the Offer. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

If an entity treated as a partnership for U.S. federal income tax purposes holds Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Warrants for Shares pursuant to the Offer.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service or a court, which could affect the tax consequences described herein.

The exchange of Warrants for Shares pursuant to the Offer should be treated as a “recapitalization” pursuant to which (i) no gain or loss should be recognized on the exchange of Warrants for Shares, (ii) a holder’s aggregate tax basis in the Shares received in the exchange should equal the holder’s aggregate tax basis in its Warrants surrendered in exchange therefor (except to the extent of any tax basis allocated to a fractional share for which a cash payment is received in connection with the Offer), and (iii) a holder’s holding period for the Shares received in the exchange should include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances. Any cash received in lieu of a fractional share pursuant to the Offer should result in gain or loss to a holder equal to the difference between the cash received and the holder’s tax basis in the fractional share.

Certain of our “significant” securityholders exchanging Warrants for Shares pursuant to the Offer may be required to furnish certain information to the IRS, including the fair market value of the holder’s Warrants exchanged for Shares pursuant to the Offer and certain tax basis information. Holders should consult their tax advisors as to the applicability of these reporting requirements to their particular circumstances.

12.	RISK FACTORS; FORWARD-LOOKING STATEMENTS

This Offer Letter contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward looking statements included in this report are based on information available to the Company as of the date hereof.

An investment in our Shares involves a high degree of risk. Please refer to our filings with the SEC, including our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 filed on May 17, 2010, and our Registration Statement on Form F-1 filed on July 8, 2010 for a discussion of these risks. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Shares, Public Warrants and Units could decline.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future following the completion of the Offer. If you choose to tender some or all of your Warrants in the Offer, certain future events may cause an increase in our stock price and may result in a lower value realized now than you might realize in the future had you not agreed to exercise your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will continue to bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for Shares) in the future at a higher price than would have been obtained by participating in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

Although we are required to (and intend to) use our best efforts to have an effective registration statement covering the issuance of the Shares underlying the Warrants at the time that the Warrant holders exercise their Warrants, we cannot guarantee that a registration statement will be effective, in which case the Warrant holders may not be able to exercise their Warrants. A registration statement with respect to the Shares underlying the Warrants, including the Warrants, has been filed with the Securities and Exchange Commission (File No. 333-164784), but it has not yet been declared effective.

Holders of the Warrants will be able to receive Shares upon exercise of the Warrants only if (i) a current registration statement under the Securities Act relating to the Shares underlying the Warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Warrants reside. Although we have agreed in the Warrant Agreement relating to the Warrants, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the Warrants to the extent required by U.S. federal securities laws, we do not presently have such a registration statement in effect. Although we intend to comply with such agreement and are working to have an effective registration statement in place, we cannot give assurance that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of our Warrants for sale. The value of the Warrants may be greatly reduced if a registration statement covering the shares issuable upon the exercise of the Warrants does not become current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Warrants reside. Holders of Warrants who reside in jurisdictions in which the shares underlying the Warrants are not qualified and in which there is no exemption will be unable to exercise their Warrants and would either have to sell their Warrants in the open market or allow them to expire unexercised. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

13.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the Securities and Exchange Commission a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the Securities and Exchange Commission before making a decision on whether to accept the Offer.

The Company is subject to the information requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the Securities and Exchange Commission in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Sincerely,

China Ceramics Co. Ltd.
Junbing Industrial Zone
Anhai, Jinjiang City, Fujian Provence, PRC

THE DEPOSITARY FOR THE OFFER IS:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

BY MAIL, HAND OR OVERNIGHT DELIVERY:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
17 BATTERY PLACE, 8TH FLOOR
NEW YORK, NY 10004

BY FAX:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
FAX: (212) 616-7610
CONFIRM BY TELEPHONE:
(212) 509-4000 ext. 536

THE INFORMATION AGENT FOR THE OFFER IS:

ADVANTAGE PROXY
24925 13TH PLACE SOUTH
DES MOINES, WA 98198
Warrant holders and banks and brokerage firms, please call:
Toll Free: 877-870-8565
Main Phone: 206-870-8565
You may also email your requests to ksmith@advantageproxy.com.

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATIONAGENT AT THE ADDRESS, PHONE NUMBER AND EMAIL ADDRESS LISTED ABOVE.  REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THEINFORMATION AGENT.